Exhibit 99.3

         The Italy Fund Inc. Announces Payable Date Pursuant to Plan of
                           Liquidation and Dissolution

NEW YORK, February 20, 2003/ PRNewswire-First Call/ -- The Board of Directors of The Italy Fund Inc. today declared a distribution of $6.6497 per share payable February 24, 2003 to shareholders of record as of February 13, 2003, the date on which the proportionate interests of shareholders in the assets of the Fund were fixed based on their respective shareholdings as of the close of business on that date. The Board acted pursuant to the Plan of Liquidation and Dissolution approved by shareholders at the Fund's Annual Meeting of Shareholders held on January 30, 2003. The Fund's net asset value per share was $6.6497 as of February 13, 2003, the effective date of the Plan of Liquidation and Dissolution and the date on which the Transfer Agent closed the Fund's books.

The Plan of Liquidation and Dissolution provides for the distribution of the Fund's assets to be made in one or more cash payments in complete cancellation of all of the outstanding shares of the Fund on a date or dates determined by the Board of Directors. Although the Board of Directors anticipates that the cash payment declared today will be the sole liquidating distribution of the Fund, the Board of Directors may make additional liquidating distributions in the event that sufficient assets remain in the Fund.

Shareholders holding their investment in book entry automatically will receive the liquidation payment(s). Shareholders holding their investment in certificated shares will receive a Letter of Transmittal form which must be properly completed and returned along with the certificate(s) of shares in order to receive the liquidating payment(s). Investors holding certificated shares and who also have participated in the Fund's dividend reinvestment plan and own additional shares of the Fund held in book entry will automatically receive liquidation payment(s) for those dividend reinvestment shares, but will receive liquidation payment(s) for shares held in certificated form only after the properly completed Letter of Transmittal and share certificate(s) have been received and processed. Shareholders whose certificates have been lost, stolen, misplaced or mutilated and persons with other questions concerning payment of liquidation distributions should call 1-800-331-1710.

For more information, please call Client Services as 1-888-735-6507.

Contact:    Brenda Grandell
            Director, Closed-End Funds
            Citigroup Asset Management
            212-291-3775